Exhibit 5.1

November 6, 2014

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503

(907) 297-3000

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as your General Counsel & Corporate Secretary, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about November 6, 2014, in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of your common stock, par value $0.01 (the “Shares”) issuable pursuant to your Amended and Restated 2011 Incentive Award Plan (the “A&R Plan”). I have also reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

With respect to matters set forth below, I express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Subject to the foregoing, I am of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements contemplated to be entered into with recipients in respect of such Shares, will be legally and validly issued, fully paid and non-assessable.

In addition, I consent to your attachment of this opinion to the Registration Statement and further consent to the use of my name wherever it may appear the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Leonard A. Steinberg
Leonard A. Steinberg, Esq.
General Counsel & Corporate Secretary